Exhibit 99.1

MARINEMAX  PROVIDES UPDATE ON SEA RAY

CLEARWATER, FL, June 25, 2018 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today commented on the recent announcement from Brunswick Corporation (Brunswick) that it would retain ownership of its iconic boat brand Sea Ray, and focus on sport boat and cruiser production.

MarineMax is the largest retailer of  Sea Ray boats in the world, historically representing over 50% of Sea Ray’s world-wide sales.  The Sea Ray brand accounted for approximately 23% of MarineMax’s fiscal 2017 revenue.  Sea Ray’s sport yacht and yacht division represented less than 10% of MarineMax’s rolling 12-month revenue in the period ending March 31, 2018.  The Company believes its brand and product diversification will allow it to replace the Sea Ray sport yacht and yacht revenue.

William H. McGill, Jr., Chairman and Chief Executive Officer MarineMax, Inc., stated “It is great to see, that through the sale process, Brunswick recognized the importance of one of the most esteemed brands in our industry.  It truly stands alone in its history and in its success over the many years since Connie Ray launched the brand in 1959.  It remains the most searched for brand on-line, holds the top market share in most categories and sizes, has among the best distribution in the industry and is an aspirational purchase by boating enthusiasts. We are disappointed by the decision to discontinue sport yachts and yachts, but we are excited for the future of the Sea Ray and the focus on sport boats and sport cruisers.”

Mr. McGill continued, “Over the years, we have diversified our product offerings by adding complementary products and manufacturers, such that the sales of Sea Ray sport yachts and yachts as a percentage of our business declined to less than 10% on a rolling 12-month basis through March 2018.   Brands such as Azimut, Galeon, Aquila and Ocean Alexander, have all been growing well and taking market share.  The new models they each have announced for 2019 and beyond are very exciting and will be well received by boating enthusiasts.  We are focused and committed to providing our industry leading service and experiences for our countless sport-yacht and yacht owners and as they will continue to enjoy all the many benefits associated with being a MarineMax customer and enjoying the boating lifestyle.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Crest, Bennington, Scout, Sailfish, Sportsman, Scarab Jet Boats, Yamaha Jet Boats, Aquila, Nautique and NauticStar, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 63 retail locations in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands.  MarineMax is a New York Stock Exchange-listed company.  For more information, please visit www.marinemax.com.

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Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include the Company’s expectations regarding the impact on its financial results from the planned changes at Sea Ray, the future of Sea Ray and its focus on sport boats and sport cruisers, the Company’s commitment to providing industry leading service and experiences, and the continued enjoyment of sport-yacht and yacht owners with benefits of being a MarineMax customer.  These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to accomplish its goals and strategies, the quality of the new product offerings from the Company's manufacturing partners, Sea Ray’s business and strategies, general economic conditions and the level of consumer spending, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2017 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Michael H. McLambInvestors:

Chief Financial Officer Brad Cohen

ICR, LLC

Media:203-682-8211

Abbey Heimensenbcohen@icrinc.com

Public Relations

MarineMax, Inc.

727-531-1700

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